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                                                                     Exhibit 99

                                                    CAMCO FINANCIAL CORPORATION
                                                            814 Wheeling Avenue
                                                                   P.O. Box 708
                                                     Cambridge, Ohio 43725-0708
                                                            Phone: 614-432-5641
                                                              Fax: 614-432-6107



           Camco Financial Corporation Corrects and Replaces Previous
                           Acquisition Announcement

      Note: The following news release replaces and corrects the previous
       Camco Financial news release which was faxed to you earlier today,
                           Friday, January 9, 1998.


               Camco Financial Completes Acquisition of GF Bancorp
               ---------------------------------------------------

         CAMBRIDGE, Ohio--Jan. 9, 1998-- Camco Financial Corp. (NASDAQ:CAFI) announced today the completion of Camco's acquisition of GF Bancorp Inc., the holding company for Germantown Federal Savings Bank.

         GF Bancorp reported assets of $49.4 million and equity of $6.8 million on Sept. 30, 1997. The effective date of the acquisition was Jan. 8, 1998. As a result of the acquisition, the former Germantown Federal offices in Germantown and New Lebanon, Ohio, will continue to operate as branches of First Federal Savings Bank of Washington Court House, a subsidiary of Camco.

         In accordance with the acquisition agreement that was signed in July 1997, each GF Bancorp stockholder will receive 1.320 shares of Camco stock for each share of GF Bancorp held on Jan. 8, 1998. Based on the Jan. 8, 1998 closing price of $26.50 for Camco stock on the Nasdaq National Market, the market value of the 1.320 Camco shares received for each GF Bancorp share is approximately $34.98, and the aggregate market value is $11.2 million based on 320,705 GF Bancorp shares outstanding. Larry A. Caldwell, president & CEO of Camco, commented, "The increase in the market value of Camco's stock since the agreement was signed last July has made this acquisition even more valuable to the GF Bancorp stockholders." Camco's stock price was $18.75 on July 25, 1997, the trading date before the merger agreement was signed. As a result of the increase in Camco's market price, Camco will issue fewer shares in the merger, but those shares will have a higher market value.

         The GF Bancorp stockholders will participate in the Camco dividend of $.135 payable Jan. 20, 1998, to stockholders of record on Jan. 9, 1998, the day after the effective date of the merger. Caldwell noted, "The timing is very beneficial to the GB Bancorp stockholders, and Camco is delighted to start on such a positive note with its newest stockholders." Payment of the dividend to former GF Bancorp stockholders will occur in conjunction with the exchange of GF Bancorp certificates for Camco stock certificates.
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         Camco, a multi-state/multi-bank holding company, reported assets of
$502.2 million and equity of $48.2 million as of Sept. 30, 1997. Through its subsidiaries, Camco provides a broad array of financial services now to 19 communities in Ohio, Kentucky and West Virginia.

         CONTACT:    Camco Financial Corp., Cambridge
                     Larry A. Caldwell, 614/432-5641